Exhibit 3.3

macquarie infrastructure fund, L.P.

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of MACQUARIE INFRASTRUCTURE FUND, L.P., a Delaware limited partnership (the “Partnership”), is dated and effective as of August 1, 2025, by and between Macquarie Infrastructure and Real Assets Inc. (the “Initial Limited Partner”) and MIF GP, LLC, a Delaware limited liability company (together with any other person or entity admitted as an additional or substitute general partner pursuant to this Agreement, so long as they remain general partner, the “General Partner”).

W I T N E S S E T H :

WHEREAS, the Partnership heretofore has been formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq. as amended (the “Act”), pursuant to a Certificate of Limited Partnership dated and filed with the office of the Secretary of State of the State of Delaware on June 20, 2025;

WHEREAS, the Partnership has heretofore been governed by a Limited Partnership Agreement dated as of June 20, 2025 (the “Initial Agreement”) entered into by the General Partner and the Initial Limited Partner; and

WHEREAS, the parties desire to amend and restate the Initial Agreement in its entirety pursuant to the authority granted therein.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

1. Name. The name of the Partnership shall be Macquarie Infrastructure Fund, L.P., or such other name as the General Partner may from time to time hereafter designate.

2. Definitions. In addition to terms otherwise defined herein, the following terms are used herein as defined below:

“event of withdrawal of the General Partner” means an event that caused the General Partner to cease to be a general partner of the Partnership as provided in Section 17-402 of the Act.

“Limited Partners” means the Initial Limited Partner and all other persons or entities admitted as additional or substitute Limited Partners pursuant to this Agreement, so long as they remain Limited Partners.

“Partners” means those persons or entities who from time to time are the General Partner and the Limited Partners.

3. Purpose. The Partnership is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Partnership may do business. The Partnership shall have the power to engage in all activities and transactions that the General Partner deems necessary or advisable in connection with the foregoing.

Macquarie Infrastructure Fund, L.P. – Amended and Restated Limited Partnership Agreement

4. Offices.

(a) The principal place of business and office of the Partnership shall be located at, and the Partnership’s business shall be conducted from, such place or places as the General Partner may designate to the Partners from time to time.

(b) The registered office of the Partnership in the State of Delaware shall be located at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

5. Partners. The name and business or residence address of each Partner, the General Partner and the Limited Partners being separately designated, are as set forth in the books and records of the Partnership. The General Partner was admitted to the Partnership as the general partner of the Partnership upon its execution of a counterpart to this Agreement. The Initial Limited Partner was admitted to the Partnership as a limited partner of the Partnership upon its execution of a counterpart to this Agreement.

6. Term. The term of the Partnership commenced on the date of filing of the Certificate of Limited Partnership of the Partnership in accordance with the Act and shall continue until dissolution of the Partnership in accordance with Section 15 of this Agreement.

7. Management of the Partnership.

(a) The General Partner shall have the exclusive right to manage the business of the Partnership, and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Partnership and, in general, all powers permitted to be exercised by a general partner under the laws of the State of Delaware. The General Partner may appoint, employ, or otherwise contract with any persons or entities for the transaction of the business of the Partnership or the performance of services for or on behalf of the Partnership, and the General Partner may delegate to any such person or entity such authority to act on behalf of the Partnership as the General Partner may from time to time deem appropriate. Notwithstanding any provision in this Agreement, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without the consent of any other Partner, person or entity.

(b) No Limited Partner, in its capacity as such, shall have the right to take part in the management or control of the business of the Partnership or to act for or bind the Partnership or otherwise to transact any business on behalf of the Partnership.

8. Capital Contributions. The Partners have contributed the following amounts, in cash, and no other property, to the Partnership.

General Partner	$1,000.00
Initial Limited Partner	$1,000.00

No Partner is required to make any additional capital contribution to the Partnership.

Macquarie Infrastructure Fund, L.P. – Amended and Restated Limited Partnership Agreement

9. Assignments of Partnership Interest.

(a) No Limited Partner may sell, assign, pledge or otherwise transfer or encumber (collectively “transfer”) all or any part of its interest in the Partnership, nor shall any Limited Partner have the power to substitute a transferee in its place as a substitute Limited Partner, without, in either event, having obtained the prior written consent of the General Partner, which consent may be given or withheld in its sole discretion.

(b) The General Partner may not transfer all or any part of its interest in the Partnership, nor shall the General Partner have the power to substitute a transferee in its place as a substitute General Partner, without, in either event, having obtained the consent of all of the Limited Partners.

10. Withdrawal. No Partner shall have the right to withdraw from the Partnership except (a) as provided in Section 12 of this Agreement or (b) with the consent of the General Partner and upon such terms and conditions as may be specifically agreed upon between the General Partner and the withdrawing Partner. The provisions hereof with respect to distributions upon withdrawal are exclusive and no Partner shall be entitled to claim any further or different distribution upon withdrawal under Section 17-604 of the Act or otherwise.

11. Substitute and Additional Limited Partners. The General Partner shall have the right to admit or substitute additional Limited Partners upon such terms and conditions, at such time or times, and for such capital contributions, as shall be determined by the General Partner, with such admission requiring the execution of a counterpart to this Agreement by the additional or substitute Limited Partner, and in connection with any such admission, the General Partner shall have the right to amend the books and records of the Partnership to reflect the name and address of the admitted Limited Partner.

12. Withdrawal of the Initial Limited Partner; Return of Capital Contribution. Upon the admission of one or more Limited Partners to the Partnership, (a) the Initial Limited Partner shall (i) receive a return of any payment made by him or her to the Partnership, (ii) withdraw as the Initial Limited Partner and (iii) have no further right, interest or obligation of any kind whatsoever as a Limited Partner; and (b) the General Partner shall receive a return of any payment made by him or her to the Partnership.

13. Allocations and Distributions. Subject to the Act, distributions of cash or other assets of the Partnership shall be made in cash or in kind at such times and in such amounts as the General Partner may determine. Distributions shall be made to (and profits and losses shall be allocated among) Partners pro rata in accordance with the amount of their contributions to the Partnership.

14. Return of Capital. Except as provided in Section 12 of this Agreement, no Partner has the right to receive, and the General Partner has absolute discretion to make, any distributions to a Partner which include a return of all or any part of such Partner’s capital contribution, provided that upon the dissolution of the Partnership, the assets of the Partnership shall be distributed as provided in Section 17-804 of the Act.

15. Dissolution. The Partnership shall be dissolved, and its affairs wound up and terminated upon the first to occur of the following:

(a) The determination of the General Partner to dissolve the Partnership; or

(b) The occurrence of (i) an event of withdrawal of the General Partner or (ii) any other event causing a dissolution of the Partnership under Section 17-801 of the Act, provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of the General Partner described in Section 15(b)(i) of this Agreement if (A) at the time of the occurrence of such event of withdrawal there is at least one remaining general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (B) within ninety (90) days after the occurrence of such event of withdrawal, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

16. Amendments. This Agreement may be amended only upon the written consent of all Partners.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

Macquarie Infrastructure Fund, L.P. – Amended and Restated Limited Partnership Agreement

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

GENERAL PARTNER:

MIF GP, LLC

By:	/s/ Peter Bendall
	Name:	Peter Bendall
	Title:	Vice President

By:	/s/ John H. Kim
	Name:	John H. Kim
	Title:	Secretary

INITIAL LIMITED PARTNER:

Macquarie Infrastructure and Real Assets Inc.

By:	/s/ Christopher J. Leslie
	Name:	Christopher J. Leslie
	Title:	President

By:	/s/ John H. Kim
	Name:	John H. Kim
	Title:	Secretary

Signature page of Macquarie Infrastructure Fund, L.P. – Amended and Restated Limited Partnership Agreement